Exhibit 10.35

SERVICE AGREEMENT

BETWEEN

MR RF. ELLIS

and

WARWICK INTERNATIONAL GROUP

AN AGREEMENT made on 1st day of May, 1995

BETWEEN:-

(1)	WARWICK INTERNATIONAL GROUP whose registered office is situated at Mostyn, Holywell, Clwyd, CH8 9HE ("the Company"), and

(2)	Mr Robert F Ellis, of Lingmell, 8 Rowan Park, Christleton, Chester, CH3 7AZ ("Thc Executive")

THIS AGREEMENT incorporates the written statement required to be given to the Executive under Section 1 of the Employment Protection (Consolidation) Act 1978 and governs the relationship between the Executive and the Company and supersedes and hereby rescinds any previous agreements between the Company and the Executive either in writing or othcrwisc.

1.	INTERPRETATION

In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:-

	"The Board"	means the Board of Directors for the time bieng of the Company.

"Company Invention"

means any improvement, invention or discovery made by the
Executive which applying the provisions of Section 39 of the Patents Act 1977 in the determination of ownership is, as between the parties, the property of the Company.

	"The Executive's Reporting Managcr"	means such employee as shall from time to time be designated to fulfil such a role by the Board or by such delegated authority as the Board shall determine.

"the Warwick Group"

means the Company and all or any of the subsidary holding or associated companies (as defined in Section 736 of the Companies Act 1988 and Section 416 of thc Income and Corporation Taxes Act 1988 respectively) for the time being and the expression "Companies of the Warwick Group" shall be construed accordingly.

2.	APPOINTMENT AND JOB TITLE

2.1	The Executive is appointed to work as Executive Vice President for Warwick International Group Limited upon the terms and conditions set out in this agreement.

3.	DUTIES

3.1

The Executive will carry out whatever duties the Company or the Board may from time to time require. It is the Company's intention that any oral instructions or written description of the job duties and rcsponsibilities should serve as a guide to the major areas for which the Executive will be accountable. The Company reserves thc right at any time during the Executive's employment to require the Executive to perform such duties and exercise such powers on behalf of one or more of the Companies of the Warwick Group as may from time to time be assigned or delegated to or vested in the Executive by the Board and undertake any duties falling within the Executive's capabilities in the light of the Executive's qualifications, training and experience.

4.	COMMENCEMENT DATE AND DURATION

4.1

This Agreement is deemed to have commenced on 1st May, 1995 and the Executive's period of continuous employment with the Company commenced on 15th September, 1980. Employment with a previous employer before such date does not count as part of the Executive's continuous period of employment.

4.2

The Executive's appointment under this Agreement may be terminated by not less than 24 months written notice given by the Company to the Executive and by 12 months written notice given by the Executive to the Company.

4.3

The Company reserves the right to require the Executive to remain away from work for a maximum period of 6 months being part of the notice period set out in the Clause 4.2 whether the Executive or the Company gives notice. The Executive agrees to comply with any reasonable conditions laid down by the Company and whilst on full remuneration during such time accepts that the Executive is only permitted to work for any person, firm, client, corporation or on the Executive's own behalf with the Company's prior written permission, which is not to be unreasonably withheld.

4.4

In the event that the Company should be controlled by another company or companies outside the Warwick Group acting pursuant to an agreement. to which Section 204 of the Companies Act 1985 would have effect then notwithstanding any othcr term of this Agreement and for a maximum period of twenty four months only after such a change of control the Executive shall be entitled to receive from the Company .36 months written notice of any termination upon notice, and should the

Company terminate the Agreement other than in accordance with Clause 19.4 the Executive shall not be obliged to work out his notice and shall further be entitled to liquidated damages in the sum of seventy five per cent of the aggregate of the Executive's then current gross salary entitlement under Clause 6.1 below together with the Executive's gross bonus paid under Clause 6.2 below in respect of the full Financial Year preceding the termination such aggregate being multiplied by a factor of 1.5 to reflect the said period of 36 months by way of compensation for loss of office.

4.5	The Executive's retiring age under this Agreement will be 65 unless otherwise agreed with the Company.

5.	HOURS OF WORK

5.1

The Executive will be required to devote the whole of his time, attention and abilities to the affairs of the Company during normal business hours being 8.45 am to 5.00 pm. and at such other times as the Executives duties may reasonably require, unless prevented by ill-health.

6.	REMUNERATION

6.1

The Company will pay the Executive by way of remuneration a salary of pound sterling payable in arrears by 12 monthly installments. It will be reviewed annually, normally on the 1st January, unless otherwise agreed.

6.2

The Executive will be eligible for participation in the Company's bonus scheme, as covered by the rules and regulations that prevail at any one time. A copy of these rules are available from the Company's Personnel Department.

7.	LOCATION

7.1.	The Executive's normal place of work shall be in Mostyn, North Wales or at such other place in the United Kingdom as the Company may reasonably specify.

7.2	The Executive hereby agrees that. by mutual agreement the Company shall be entitled from time to time to second the Executive to employment within the Warwick Group.

7.3	If the Executive is seconded under Clause 7.2 the Executive shall be entitled to a relocation allowance in accordance with the Company's practice from time to time.

7.4

During a period of secondment the Company shall be at liberty from time to time to appoint any other person or persons to act jointly with the Executive whether in such secondment or in the Executive's normal duties hereunder or otherwise.

8.	HOLIDAYS

8.1	The holiday year starts on 1st January of each calendar year. Entitlement in a full year is 30 working days, or pro rata for a part year's service, plus statutory holidays each year.

8.2	All holiday arrangements are subject to the approval of the Executive's Reporting Manager.

8.3

Any variation between holiday entitlement and days actually taken at time of leaving service will be translated to an equivalent number of days pay at basic rate and thus either payable to the employee or deductible from final payment.

9.	PENSIONS AND HEALTH BENEFITS SCHEME

9.1

The Executive is entitled to be a member of the Company's contributory pension plan which is contracted out of the Social Security Pensions Act 1975 as amended from time to time. Details of the scheme are explained in a Pension booklet available from the Company's Personnel Department.

9.2

If a pension scheme member's period of certified illness exceeds 28 weeks, the Executive will receive the benefit of 90% of average net earnings, inclusive of State Invalidity Benefit, for a maximum period of five years. Where the illness or certified disability extends for more than 5 years the Executive will receive a pension equal to that payable at normal retirement age.

9.3	During the period of temporary disability/illness full pension rights will be protected.

10.	PRIVATE HEALTH INSURANCE

10.1

The Company will pay for private health insurance for the Executive. In addition the Executive will periodically be required to undergo a medical, the cost of which will be borne by the Company. Details of the Private Health Insurance Scheme are available from the Company Secretary's Department.

11.	SICKNESS

11.1

Should the Executive be absent from work due to sickness or injury the Executive is required to notify the Company and if possible the Executive's Reporting Manager by 10.00 am on the first day of absence or as soon as possible thereafter. Subject to the production of a medical certificate or self certification form as required by the Company in accordance with the Company's sickness policy from time to time, the Executive will be entitled to sick pay based on service as follows:

Length of Service calculated from the commencement date of the Executive's period of continuous appointment	Maximum Duration of Sick Pay

Less than 6 months	Any cumulative period (whether continuous or otherwise) of 13 weeks during a period of 12 months prior to the last day of sick pay.

6 months - 3 years	Any cumulative period (whether continuous or otherwise) of 26 weeks during a period of 12 months prior to the last day of sick pay.

More than 3 years	Any continuous period of 12 months.

11.2

Sick pay shall include any statutory sick pay payable to the Executive by the Company (or any Company in the Warwick Group) under the Statutory Sick Pay provisions in force in the Company from time to time. In the event of entitlement to statutory sick pay being exhausted, the amount payable by way of sick pay shall be reduced by the amount of any sickness benefits which can be claimed by the Executive directly from the Department of Social Security or any other source. Qualifying days for statutory sick pay purposes are Monday to Friday each week.

11.3

It is a condition of your employment that you will agree to have a medical examination with a Company nominated doctor if required by the Company and agree that die results of such examination may on request be disclosed to the Company. Such a request will be made in terms of the Access to Medical Reports Act 1988 but non-authorization by the Executive shall be treated as a breach of contract.

12.		ACCIDENT AND LIFE ASSURANCE COVER

The Executive is also entitled to the benefit of accident and life assurance cover. A summary of the main features of this scheme is available from the Company Secretary's Department.

13.		OTHER EMPLOYMENT AND COMMERCIAL INTERESTS

1.3.1

The Executive shall not at any time during the continuance of this Agreement be engaged, concerned or interested directly or indirectly and whether as a director, independently, or as an employee in any other business, trade organisation except that the Executive may hold a shareholding not exceeding 10% of a company without the written permission of the Board.

14.		CONFIDENTIALITY

	14.1	During this appointment or at any time for two years after its termination the Executive shall not either;

	14.1.1	disclose to any person or persons (except to those authorized by the Company to know or as otherwise required by law); or

	14.1.2	use for the Executive's own purposes or for any purposes other than those of the Company; or

	14.1.3	through any failure to exercise all due care and diligence cause any unauthorisud disclosure of:

14.2

Any confidential formation of the Company or any company within the Warwick Group (including in particular lists or details of customers of the Company or information relating to the working of any process or invention carried on or used by the Company or any Company Invention) or in respect of which the Company or any Company within the Warwick Group is bound by an obligation of confidence to a third party.

14.2	These restrictions shall cease to apply to information or knowledge which may (otherwise than through the default of the Appointee) become available to the public generally.

14.3

All notes, memoranda, records and writing made by the Executive relating to the business of the Warwick Group shall be and remain the property of the Companies of the Warwick Group to whose business they relate and shall be delivered by the Executive to the Company to which, they belong forthwith upon request.

15.	INTELLECTUAL PROPERTY

15.1

If at any time during this appointment the Executive (whether alone or with any other person or persons) makes any invention, whether relating directly or indirectly to the business of the Companies of the Warwick Group, the Executive shall promptly disclose to the Company full details, including all data, drawings and models, of such invention to enable the Company to determine whether it is a Company Invention. If the invention is not a Company Invention the Company shall treat all information disclosed to it by the Executive as confidential information the property of the Executive.

15.2

If the invention is a Company Invention the Executive shall hold it in trust for the Company, and at the request and expense of the Company do all things necessary or desirable to enable the Company, or its nominee, to obtain the benefit of the Company Invention and to secure patent or other appropriate forms of protection for it throughout the World.

15.3	Decisions as to the patenting and exploitation of any Company Invention shall be in the sole discretion of the Company.

15.4

The Executive irrevocably appoints the Company to be the Executive's Attorney in the Executive's name and on the Executive's behalf to execute, sign and do all such instruments or things and generally to use the Executive's name for the purpose of giving to the Company or its nominee the full benefit of the provisions of clause 15.2 and a certificate in writing signed by any Director or the Secretary of the Company, that any instrument or act falls within the authority hereby conferred, shall be conclusive evidence that such is the case so far as any third party is concerned.

15.5

Thc Executive shall promptly disclose to the Company all copyright works originated, conceived, written or made by the Executive alone or with others (except only those works originated, conceived, written or made by the Executive wholly outside the Executive's normal working hours and wholly unconnected with the Executive's appointment) and shall until such rights shall be fully and absolutely vested in the Company hold them in trust for the Company.

15.6

The Executive hereby assigns to the Company by way of future assignment all copyright design right and other proprietary rights if any for the full terms thereof throughout the World in respect of all copyright works originated, conceived, written or made by the Executive (except only those works originated, conceived, written or made by the Executive wholly outside the Executive's normal working hours and wholly unconnected with the Executive's appointment) during the period of the Executive's employment thereunder.

15.7

The Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on the Executive by the Copyright Designs and Patents Act 1988 for any work in which copyright or design right is vested in the Company whether by Clause 15 or otherwise.

15.8	The Executive will at the request and expense of the Company do all things necessary or desirable to substantiate the rights of the Company under Clauses 15.6 and 15.7.

16.	PROTECTIVE COVENANTS

16.1	The Executive covenants with the Company (for itself and as trustee for each of the Companies of the Warwick Group) that the Executive will not:-

16.1.1

whilst in the Company's employment or for a period of one year from the Relevant Date be concerned in any business which is competitive or likely to be competitive with the Principal Business carried out by Warwick International Group Limited; or

16.1.2

whilst in the Company's employment or for a period of two years from the Relevant Date seek whether on the Executive's behalf or on behalf of any person, firm or company directly or indirectly to procure orders for or do business with any person, firm or company which is or has during the last 12 months of the Executive's employment been a client or customer of any of the Warwick Group of Companies and with whom the Executive has had dealings in the course of the Executive's employment;

16.1.3

whilst in the Company's employment or for a period of two years from the Relevant Date solicit, entice) procure or otherwise endeavour to persuade any employee of the Warwick Group to leave that employment.

16.2	For the purposes of sub-clause 16.1.1

(a) "Principal Business" means manufacture and marketing of speciality performance chemicals.

(b) "Relevant Date" means the date on which your employment with the Company terminates;

(c) You are concerned in a business if you carry it on as principal or agent or if:

(i) You arc directly or indirectly a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(ii) You have any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or
(iii)

You are directly or indirectly a partner, director, employee, secondee, consultant or agent in, of or to any person who has direct or indirect financial iinterest (as a shareholder or otherwise) in any person who carries on the business.

16.3

Although the Executive and the Company recognize and accept that the above restrictions are reasonable having regard to the nature of the Company's business and the Company's interest in preserving its goodwill and customer connection the Company will only withhold its consent to or take appropriate action in respect of the above where it is evident to the Company that the business of the Company will be prejudiced.

16.4

The restrictions in each paragraph or sub-clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid; if any of those restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

16.5	The Executive acknowledges that the above provisions of this Clause 16 are no more extensive than is reasonable to protect the Company and the Warwick Group.

17.	COMPANY CAR

17.1	The Company shall during the continuance of the Agreement make available a Company car for the Executive's use.

17.2	All cost of repairs, maintenance, taxation and insurance and all charges for petrol and oil used by the Executive shall be paid for or reimbursed by the Company.

17.3

It is the responsibility of the Executive to ensure compliance with the terms and arrangements under which the car is used for private journeys and the means of reimbursement and expenses incurred on Company business.

17.4

The Executive shall maintain the car in good running order and will keep such records in relation to business use as may be necessary to satisfy the queries in relation thereto which may be raised by the Inland Revenue in connection with the Executive's tax affairs and the Executive shall be responsible for the payment of any taxes that may be assessed on the Executive for the use of such car.

17.5

The Executive shall return the car and its keys to the Company's principal office of business or otherwise as the Company may direct immediately upon termination for whatever reason of the Executive's employment or at any other reasonable time should a request be made for the purposes of inspection.

18.	EXPENSES

18.1

The Executive will be reimbursed for all reasonable out of pocket expenses wholly and exclusively incurred on the Company's business. Payment will be made against receipted bills and approved by the Executive's Reporting Manager.

19.	DISCIPLINARY/GRIEVANCE PROCEDURE AND GROUNDS FOR TERMINATION

19.1

The Company shall follow a fair procedure in dealing with an Executive's complaint. In view of the seniority of the Executive no detailed disciplinary procedure is to be incorporated into this Agreement but in the event of disciplinary action being required for any matter falling short of gross misconduct such action shall be taken by the Executive's Reporting Manager who shall have the. right to suspend on full pay or dismiss upon notice following at least one written warning.

19.2

In the event of an allegation of gross misconduct the Executive will be suspended on full pay at the earliest opportunity by the Executive's Reporting Manager whilst the matter is investigated. The Executive's Reporting Manager responsible for the suspension shall make a recommendation to the Directors of the Board of Warwick International Group Limited which shall determine whether or not the Executive shall be dismissed.

19.3	The Executive shall have the opportunity to appeal against any disciplinary action taken under Clause 19.1 or 19.2 and such an appeal shall be to the Board.

19.4	The Executive may only be dismissed summarily for gross misconduct. Examples of such culpable behavior include

(a)

any act of dishonesty which calls into question the integrity and probity of the Executive or brings the Company or the Warwick Group into disrepute; brings the Company or the Warwick Group into disrepute;

(b) any serious breach or reputed or continued material breach (after one written warning) of the Executive's obligations hereunder;

(c) being convicted of any criminal offence punishable by imprisonment;

(d) committing any act of serious dishonesty and/or failing to account for any monies due to the Company or the Warwick Group within a reasonable time of demand;

(e) a serious breach of Clause 13, 14, 15 or 16 of this Agreement.

20.	VARIATIONS

20.1	Any amendments or additions to this contract other than as to remuneration will be issued as a supplement to the Executive and should be affixed to this Agreement.

21.	RELEVANT LAW

This Agreement shall be governed and construed under English Law and each of the parties hereto submits to the jurisdiction of the English Courts.

The terms and conditions of your employment are in accordance with, and subject to the Company's rules, policy documents and current employment legislation. The relevant Company documents are available for your inspection upon request. This document supersedes and replaces any earlier particulars of terms of employment and letter of appointment issued to you. Any future changes to your terms and conditions of employment will be recorded and notified to you in writing giving the proper period of notice.

SIGNED for and on behalf of the Company

SIGNED by the Executive

Date

AMENDMENT TO SERVICE AGREEMENT

THIS AMENDMENT NO. 1 to SERVICE AGREEMENT ("Amendment No. 1") is made as of the 1st day of July, 1999

BETWEEN:

1)	WARWICK INTERNATIONAL GROUP LIMITED whose registered office is currently at Mostyn, Holywell, Clwyd CH8 9HE, United Kingdom (the "Company"); and

2)	Mr. Robert F. Ellis of Lingmell, 8 Rowan Park, Christleton, CH3 7AZ (the "Executive")

WHEREAS, the parties hereto have entered into a Service Agreement dated as of the 1st day of May, 1995 (the "Service Agreement"); and

WHEREAS, the parties desire to amend the Service Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 2.1 of the Service Agreement is hereby replaced in its entirety by the following:

"The Executive is hereby appointed to work as Managing Director and Chief Executive of the Company upon the terms and subject to the conditions set out in this Agreement."

2.	Miscellaneous. (a) This Amendment No. 1 shall be governed and construed under

English Law and each of the parties hereto submits to the jurisdiction of the English Courts; (b) this Amendment cannot be amended or terminated orally, but only by a writing duly executed by all the parties hereto; (c) this Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement; (d) nothing contained in this Amendment No. 1 is intended to confer upon any person or entity, other than the parties hereto and their successors in interest, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary; (e) all references in the Service Agreement to the "Agreement" shall refer to the Service Agreement, as amended by this Amendment No. 1; and (f) except as expressly modified by this Amendment No. 1, all the terms and provisions of the Service Agreement shall continue in full force and effect.

SIGNED on behalf of the Company

	Name:	D. L. Richards
	Title:	Chairman

SIGNED by the Executive:

Robert F. Ellis

Date: